EXHIBIT 10.3

EAGLE MATERIALS INC.

SPECIAL SITUATION PROGRAM

(as adopted by the Board of Directors on May 15, 2026)

1.	Purposes

The purposes of the Eagle Materials Inc. Special Situation Program (the “Program”) are to (i) recognize outstanding individual performance during the applicable fiscal year based on contributions that improve the profitability or worth of Eagle Materials Inc. (“Eagle” or the “Company”), (ii) provide flexibility to address unexpected market conditions, such as a cyclical downturn, (iii) recognize material transactions or other events that arise during the fiscal year, and (iv) other circumstances as the Administrator shall determine (“Covered Circumstances”). The Program, as adopted by the Board of Directors (the “Board”) on May 15, 2026, is intended to replace the annual program that existed in fiscal years prior to fiscal year 2027. The Program will be in effect for the fiscal year ending March 31, 2027, and with respect to each separate fiscal year thereafter, until such time the Program is otherwise amended, modified, suspended or terminated pursuant to Section 2 below.

2.	Administration

The Program shall be administered by Eagle’s Chief Executive Officer (the “Administrator”); provided that the Compensation Committee of the Board (the “Committee”) shall retain ultimate authority to administer the Program, and the Committee may at any time, in its sole discretion, reassume the Administrator function or otherwise exercise any administrative authority under the Program. Notwithstanding the foregoing, the Committee shall retain all authority with respect to participation in the Program by, and awards hereunder to, any senior executive officers who are required to make disclosures under Section 16 of the Securities Exchange Act of 1934, as amended.

The Administrator and, to the extent applicable, the Committee shall have complete discretion and authority to administer the Program (which may include the delegation of any ministerial administrative duties hereunder to employees of Eagle or an Eagle subsidiary company, as appropriate, the adoption of rules, regulations and guidelines for carrying out the Program, etc.) and to interpret the provisions of the Program. Any determination, decision or action of the Administrator or, to the extent applicable, the Committee in connection with the construction, interpretation, administration or application of the Program shall be binding and conclusive upon all persons, and shall be given the maximum deference permitted by law; provided that the Committee shall have the authority to override any determination, decision or action of the Administrator. In addition, the Committee may amend, modify, suspend or terminate the Program, or any portion thereof, by adoption of a written instrument at any time without the consent of any Participant.

Neither the Administrator, nor any member of the Committee, nor any of their delegees pursuant to this Section 2 (each, a “Permitted Delegee”), shall be liable for anything done or omitted to be done by such individual or, as applicable, by any other person, who is the Administrator, a member of the Committee or a Permitted Delegee, in connection with the performance of any duties under the Program, except for such individual’s own willful misconduct or as expressly provided by statute.

3.	Eligibility; Participation

All full-time employees of Eagle or an Eagle subsidiary company (“Eligible Employees”) are eligible to participate in the Program. In furtherance of the purposes of the Program described in Section 1(ii) above, the Administrator, and, to the extent applicable, the Committee, also may issue awards hereunder to an Eligible Employee as a result of instances in which the Covered Circumstances arise. An Eligible Employee who receives an award hereunder shall be a “Participant” in the Program.

4.	Funding and Allocation of the Program Pool

The Program shall be funded each fiscal year by: (i) as a percentage of the EBITDA of the Company for the applicable fiscal year and as further described on the Governing Appendix Page (the “Reserved Percentage”)e; (ii) the portions of subsidiary company and corporate annual incentive compensation bonus pools that are forfeited, unallocated, unpaid or unearned; and (iii) the portion of the subsidiary company long-term compensation plans that are forfeited, unallocated, unpaid or unearned (collectively, the “Program Pool”). The Program Pool may vary from year to year. Any amounts in an applicable Program Pool that are not distributed to Participants may be retained by the Company for use in future fiscal years. Awards may be recommended by senior management of the Company’s divisions, subject to approval by the Administrator or, to the extent applicable, the Committee.

5.	Vesting; Payment

Notwithstanding anything to the contrary in the Program:

(a) the Program shall not constitute a promise by the Company to make any payment to a Participant or to continue such Participant’s participation in the Program with respect to any additional award hereunder or for any future fiscal year; and

(b) no Participant shall become vested in or entitled to any bonus payment hereunder in advance of such Participant’s receipt of the bonus payment (a “Payment Effective Time”), unless otherwise determined by the Administrator or, to the extent applicable, the Committee, in its sole discretion. Accordingly, unless otherwise determined in the sole discretion of the Administrator or, to the extent applicable, the Committee, a Participant’s termination of employment for any reason prior to the applicable Payment Effective Time shall result in the forfeiture of his or her bonus award to the extent unpaid as of such time.

6.	No Employment Guaranteed; Unsecured Obligations

No provision of the Program shall confer any right upon any Participant to continued employment and any amounts payable under the Program shall constitute the unsecured obligations of the Company. Participants shall have no rights greater than those of a general unsecured creditor of the Company with respect to any payments hereunder.

7.	Governing Law

The Program and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

8.	Recoupment

The Program (and amounts paid in respect hereof) shall be subject to the terms of any clawback or recoupment policy of Eagle as in effect from time to time, as well as any recoupment/forfeiture provisions that are otherwise required by law.

9.	Tax Withholding

Eagle shall withhold all applicable taxes and other amounts required by law to be withheld from any payment hereunder, including any non-U.S., federal, state, and local taxes.

10.	Assignability

Unless otherwise determined by the Committee, no right with respect to an award shall be assignable or transferable, whether voluntarily or involuntarily, by operation of law or otherwise, and any attempted assignment or transfer shall be null and void.

11.	Section 409A Matters

For the avoidance of doubt, payments under the Program are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) and, if not exempt, are intended to comply with Section 409A of the Code. The Program shall be interpreted and construed consistent with such intent. In the event the terms of the Program would subject a Participant to taxes, penalties or interest under Section 409A of the Code (“409A Penalties”), the Committee may (in its discretion but without an obligation to do so) amend the terms of the Program to avoid such 409A Penalties, which such amendments will, to the extent possible, be effected in a manner that does not adversely affect the rights of any Participant; provided that in no event shall Eagle be responsible for any 409A Penalties that arise in connection with the Program or any amounts payable under the Program. If a Participant is a “specified employee” (within the meaning of Section 409A of the Code), then any payment that is payable on account of the Participant’s “separation from service”, as that term is defined for purposes of Section 409A of the Code, shall be made on the first business day following the six-month anniversary of such Participant’s “separation from service” (or, if earlier, the date of such Participant’s death) if and to the extent that such payment constitutes non-qualified deferred compensation under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. To the extent any amounts payable under the Program constitute non-qualified deferred compensation under Section 409A of the Code and are payable by reference to a Participant’s “termination of employment” or “termination of service,” such term and similar terms shall be deemed to refer to such Participant’s “separation from service” within the meaning of Section 409A of the Code.

Governing Appendix Page

EAGLE MATERIALS INC.

SPECIAL SITUATION PROGRAM

Fiscal Year 2027

Reserved Percentage of the Company’s EBITDA	0.2%